EMPLOYMENT AGREEMENT
     This Employment Agreement (hereinafter referred to as "Agreement") is made effective as of August 26, 1997, by and between PACIFIC CAPITAL BANCORP (hereinafter referred to as "Employer") and CLAYTON C. LARSON (hereinafter referred to as "Employee").
     Employer desires to employ, as its President and as an executive officer of its subsidiary banks, a person of high executive caliber with significant prior experience in banking services which Employer and its subsidiary banks provide.
     Employee being willing to be employed by Employer as indicated herein, and Employer being willing to employ Employee on the terms, covenants and conditions hereinafter set forth, it is agreed as follows:
     1. Position. Employee is hereby employed as President of
Employer and in such additional executive positions with Employer and Employer's subsidiary banks as Employer may designate from time to time.

     2. Employment Term. The term of this Agreement shall commence effective August 26, 1997, and continue for three
(3) years thereafter through August 25, 2000, unless earlier terminated pursuant to Paragraph 6 below, either such period being the term of this Agreement.

     3. Employee Duties. Employee shall hold and perform the customary responsibilities and duties of his positions as designated by the Bylaws of Employer and the subsidiary banks and as directed by Employer and the subsidiary banks through their Boards of Directors (hereinafter collectively referred to as the "Board").

     4. Extent of Services. Employee shall devote his full time, attention and energies to the business of Employer and the subsidiary banks, and shall not, during the term of this Agreement, engage directly or indirectly, in any other business activity, except personal investments, without the prior written consent of Employer.

     5. Compensation and Benefits. Employee's salary shall be at the rate of $190,571.00 per year, prorated for any partial year in which this Agreement is in effect (as such salary may be adjusted during the term of this Agreement, the "Base Salary"). Said salary shall be payable in equal semi-monthly installments from which Employer will withhold and deduct all applicable federal and state income, social security and disability taxes as required by applicable law. Any salary increase shall be at the sole discretion of the Board. Employer agrees to review and evaluate Employee's performance at the end of each fiscal year to determine whether Employee should be paid a cash bonus (the "Bonus"). The amount of the Bonus, if any, will be determined in the sole discretion of the Board. In addition, Employee shall receive the following benefits:

          (a) Automobile. Employer shall provide Employee with a full-size automobile, the make, model and equipment of which shall be determined by Employer, solely for his use alone during the term of this Agreement. Employer shall pay or reimburse Employee for all auto expenses incurred in the use of said automobile by Employee in the performance of his duties under this Agreement. Employer shall maintain an automobile liability insurance policy on said automobile, with coverage to include
Employee's operation of said automobile and in such amounts as Employer and Employee shall agree upon.
          (b) Insurance. Upon meeting all eligibility requirements, Employee shall be a participant in such group life insurance, health and long-term disability plans as are maintained by Employer, at Employer's sole cost and expense. In addition, Employer shall, at its sole cost and expense, provide Employee with a copy of standard term life insurance in the face amount to be determined by Employer but which in no event shall be less than $250,000. Employee shall have the right, in Employee's sole discretion, to designate the beneficiary or beneficiaries of any such insurance.
          (c) Vacation. Employee shall accrue four (4) weeks paid vacation per year, prorated for any partial calendar year in which this Agreement is in effect, which shall be taken at such time or times as mutually agreed upon by Employee and the Board, provided that at least two (2) weeks of such vacation shall be taken consecutively per calendar year. Employee acknowledges that the requirement of two (2) consecutive weeks of vacation is required by sound banking practices.
          (d)  General Expenses.  Employer shall, upon
submission and approval of written statements and bills in accordance with the then-regular procedures of Employer, pay or reimburse Employee for any and all necessary, customary and usual expenses incurred by him while traveling for or on behalf of Employer or its subsidiary banks and any and all other necessary, customary or usual expenses (including entertainment) incurred by employee for or on behalf of Employer or its subsidiary banks in the normal course of business as determined to be appropriate by Employer.
          (e) Other Benefits. In the event that Employer or its subsidiary banks in the future establish any other benefit plan for senior executives generally, Employee shall be eligible to participate in such plan on the terms and conditions stated in the legal documents for such plan.
     6. Termination. This Agreement may be terminated prior to
August 25, 2000, with or without cause in accordance with this Paragraph 6(a) through 6(g). In the event of such termination, Employee shall be released from all obligations under this Agreement, except that Employee shall remain subject to Paragraphs 7, 8, 12 (c), 12 (i) and 12 (j), and Employer shall be released from all obligations under this Agreement, except as otherwise provided in this Paragraph and Paragraphs 12(c), 12(e), 12(i) and 12 (j).

          (a) Early Termination By Employer Without Cause. This Agreement may be terminated without cause, for any reason whatsoever, in the sole, absolute and unreviewable discretion of Employer, upon thirty (30) days' written notice by Employer to Employee. If this Agreement is terminated pursuant to this Paragraph 6(a) or the term of this Agreement is not extended upon expiration thereof, Employee shall receive (i) three (3) times the annual Base Salary and Bonus as defined in Paragraph 5 of this Agreement for the average of the three years immediately preceding the date of such termination which amount shall be due and payable to Employee on the date of such termination together with any Base Salary and Bonus earned to such date and (ii) medical and life insurance coverage for one (1) year from the date of such termination. The foregoing shall be in full and complete satisfaction of any and all rights which Employee may enjoy under this Agreement and shall be the sole compensation and/or damages payable to Employee as the result of termination of this Agreement without cause.

          (b)  Early Termination By Employer For Cause.
This Agreement may be terminated for cause by Employer immediately upon written notice to Employee, and Employee shall not be entitled to receive compensation or other benefits for any period after termination for cause. Employer's total liability to Employee in the event of termination of Employee's employment under this Paragraph 6(b) shall be limited to the payment of Employee's Base Salary through the effective date of termination. Employee understands and agrees that satisfactory performance of this Agreement on his part requires conformance with the highest standards of integrity, diligence, competence, skill, judgment and efficiency in the banking industry and that failure to conform to such standards is cause for termination of the Agreement by Employer. Cause for termination pursuant to this Paragraph 6(b) also includes:
(1) failure to qualify for a surety bond as provided in Paragraph 11 of this Agreement; (2) violation of any law, rule or regulation (other than a traffic violation or similar offense); (3) acts causing termination of Employer's Banker's Blanket Bond with respect to Employee; (4) repeated insobriety or use of drugs without prescription, (5) misappropriation of property of Employer or its subsidiary banks; (6) any act of dishonesty; (7) neglect of duties or negligence in carrying out duties; (8) repeated unexcused absence; (9) breach of any material provision of this Agreement; and (10) any act or omission that is seriously detrimental to the interests of Employer or its subsidiary banks.

          (c)  Early Termination By Employee.  This
Agreement may be terminated by Employee upon thirty (30) days' written notice to Employer. Employer's total liability in such event shall be limited to payment of Employee's Base Salary and benefits through the date of termination.

          (d)  Early Termination Upon Disability.  If
Employee becomes disabled due to a physical or mental disability so that he is unable to perform the essential functions of his position and the disability cannot be reasonably accommodated without undue hardship, Employer may at its option terminate this Agreement. Employee shall be entitled to the salary provided for in Paragraph 5 of this Agreement for a period of not to exceed six (6) months from the date of Employee's first absence due to the condition or illness causing or related to the disability, but not beyond August 25, 2000, and to accrued but unused vacation leave. Employee's Base Salary in the event of disability and termination under this Paragraph 6(b) shall be offset by any payments received by Employee as a result of a disability insurance policy purchased by Employer or its subsidiary banks for Employee. All other benefits provided for under this Agreement shall cease as of the date of termination. For purposes of this Agreement, physical or mental disability shall mean the inability of Employee to fully perform under this Agreement for a continuous period of ninety (90) days, as determined by a physician in the case of physical disability, or a psychiatrist in the case of mental disability, licensed to practice medicine in California and selected jointly by Employer and Employee. Upon demand by Employer, Employee shall act promptly to select such physician or psychiatrist jointly with Employer, shall consent to undergo any reasonable examination or test and shall authorize release of all pertinent medical records to Employer. Recurrent disabilities will be treated as separate disabilities if they result from unrelated causes or if they result from the same or related cause or causes and are separated by a continuous period of at least six (6) full months during which Employee was able to perform his duties hereunder equal to at least eighty percent (80%) of his capacity prior to disability. Otherwise, recurrent disabilities will be treated as a continuation of previous disabilities for the purpose of determining the limitations established in this paragraph.

          (e) Death During Employment. This Agreement shall terminate immediately upon the death of Employee.
Employer's total liability in such events shall be limited to payment of Employee's Base Salary and benefits through the date of Employee's death.

          (f) Change in Control. In the event of a Change in Control (as defined in Paragraph 13 below), Employee shall receive (i) three (3) times the annual Base Salary and Bonus as defined in Paragraph 5 of this Agreement for the average of the three years immediately preceding the effective time of such Change in Control, which amount shall be due and payable to Employee at the effective time of such Change in Control together with any Base Salary and Bonus earned to such date, (ii) medical and life insurance coverage for two (2) years from the date of such termination and (iii) up to Fifteen Thousand Dollars ($15,000) in outplacement services for Employee to be paid by Employer directly to any such outplacement service.

          (g)  Limitation of Termination Payments.
Notwithstanding any other provisions of this Agreement, in the event that any payments or benefits received or to be received by Employee in connection with a termination pursuant to Paragraph 6 hereof, (all such payments and benefits being hereinafter called "Total Payments") would not be deductible (in whole or part), by Employer, as a result of Section 280G of the Code (as defined in Paragraph 14 below), then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any other reduction in the Total Payments provided by reason of Section 280G of the Code), (i) the cash payments shall first be reduced (if necessary, to zero), and (ii) all other noncash payments shall next be reduced (if necessary, to zero). For purposes of this limitation (i) no portion of the Total Payments, the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of termination, shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by Employer's independent auditors and reasonably acceptable to Employee, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code, (iii) the payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii) of this sentence) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code and proposed Reg. Section 1280G-1, Q&A-42(b)(5), or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by Employer's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

     7. Printed Material. All written or printed materials used by Employee in performing duties for Employer are and shall remain the property of Employer. Upon termination of employment, Employee shall promptly return such written or printed materials to Employer.

  8. Disclosure of Information. Employee recognizes and acknowledges that Employer and its subsidiary banks possess information concerning their business affairs and methods of operation which constitute valuable, special and unique assets of their businesses. Employee shall not, at any time before or after termination of this Agreement, disclose to anyone any confidential information relating to Employer, its subsidiary banks or any affiliate thereof. For purpose of this paragraph, confidential information includes all information regarding products, services, processes, know-how, customers, suppliers, product and/or service development, business plans, research, finances, marketing, pricing, costs and any other proprietary matters relating to Employer, its subsidiary banks or any affiliate thereof. Employee recognizes and acknowledges that all financial information concerning any of the customers of Employer's subsidiary banks is strictly confidential, and Employee shall not at any time before or after termination of this Agreement disclose to anyone any such financial information or any part thereof, for any reason or purpose whatsoever.

  9. Noncompetition by Employee. During the term of this Agreement, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any competing banking business; provided, however, Employee shall not be restricted by this paragraph from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, so long as such investment does not exceed one percent (1%) of the market value of the outstanding securities of such corporation.

     10. Moral Conduct. Employee agrees to conduct himself at all times with due regard to public conventions and morals. Employee further agrees not to do or commit any act that will reasonably tend to degrade him or to bring him into public hatred, contempt or ridicule or that will reasonably tend to shock or offend the community or to prejudice Employer, its subsidiary banks or the banking industry in general.

     11. Surety Bond. Employee agrees that he will furnish all information and take any steps necessary to enable Employer or its subsidiary banks to obtain or maintain a fidelity bond, satisfactory to Employer, conditional on the rendering of a true account by Employee of all monies, goods or other property which may come into the custody, charge or possession of Employee during the term of this employment. Employer or its subsidiary banks shall pay all premiums on the bond. If Employee cannot qualify for a surety bond at any time during the term of this Agreement, Employer shall have the option to terminate this Agreement immediately.

     12. General Provisions. This Agreement is further governed by the following provisions:

          (a) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements among the parties with respect to such employment. Each party acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party or anyone acting on behalf of a party which are not embodied herein, and that no other agreement, statement, representation, inducement or promise not contained in this Agreement shall be valid or binding. Any modification, waiver or amendment of this Agreement will be effective only if it is in writing and signed by the party to be charged.
          (b) Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
          (c) Choice of Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent preempted by the laws of the United States, including, but not limited to, the National Bank Act. Any action or proceeding brought upon or arising out of this Agreement or its termination or the termination of Employee's employment shall be brought in a forum located within the State of California.
          (d) Binding Effect of Agreement. This Agreement shall inure to the benefit of and be binding upon Employer, its successors and assigns, including without limitation, any person, partnership or corporation which may acquire all or substantially all of Employer's assets and business or with or into which Employer or its subsidiary banks may be consolidated, merged or otherwise reorganized, and this provision shall apply in the event of any subsequent merger, consolidation reorganization or transfer. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and his heirs and personal representatives. The rights and obligations of Employee under this Agreement shall not be transferable by Employee by assignment or otherwise and such rights shall not be subject to commutation, encumbrance or the claims of Employee's creditors, and any attempt to do any of the foregoing shall be void.
          (e) Indemnification. Employer and its subsidiary banks shall indemnify Employee to the maximum extent permitted under their articles of association, bylaws and applicable law for any liability or loss arising out of Employee's actual or asserted misfeasance or nonfeasance in the good faith performance of his duties or out of any actual or asserted wrongful act against or by Employer, including, but not limited to, judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. If available at reasonable rates, which shall be determined by the Employer in its sole discretion, Employer shall endeavor to apply for and obtain directors' and officers' liability insurance to indemnify and insure Employer and Employee from such liability or loss.
          (f) Severability. In the event that any term or condition contained in this Agreement shall, for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.
          (g) Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
          (h) Notices. Any notices to be given hereunder by any party to another party may be effected either by personal delivery, in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses indicated at the end of this Agreement, but each party may change his or her address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.

          (i)  Arbitration.  Any controversy or claim
arising out of or relating to this Agreement or alleged breach of this Agreement or in any way arising out of the termination of Employee's employment shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. Each party shall pay the fees of the arbitrator he/it selects and of his/its own attorneys, and the expenses of his/its witnesses and all other expenses connected with presenting his/its case. Except as otherwise required by law, other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees and all other fees and costs shall be borne equally by the parties. Full discovery shall be permitted to the parties to any such arbitration, including depositions of all relevant witnesses.

          (j) Attorneys' Fees and Costs. If any action at law or in equity is brought by a party upon or arising out of this Agreement, its termination or the termination of Employee's employment, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements incurred in the action, in addition to any other relief to which it may be entitled.

     13. Change in Control. A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

          (a) after the date of this Agreement, any Person (as defined below) becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of Employer representing 25% or more of the combined voting power of Employer's then outstanding securities; or
          (b) during any period of two consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with Employer to effect a transaction described in this Paragraph 13) whose election by the Board or nomination for election by Employer's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

          (c) the shareholders of Employer approve a merger or consolidation of Employer with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Employer, at least 51% of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Employer (or similar transaction) in which no Person acquires more than 49% of the combined voting power of Employer's then outstanding securities; or
          (d) the shareholders of Employer approve a plan of complete liquidation of Employer or an agreement for the sale or disposition by Employer of all or substantially all of Employer's assets.
     For the purposes of this Paragraph 13, "Person" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) Employer or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the company or any of its subsidiaries, or (iii) an underwriter temporarily holding securities pursuant to an offering of such securities. "Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the Exchange Act.
     14.  Code.  "Code" means the Internal Revenue Code of


1986, as amended from time to time, and any regulations


relating thereto.











  The parties hereto have executed this Agreement as of the date first written above, in the City of Salinas, County of

Monterey, State of California.

          EMPLOYER:      PACIFIC CAPITAL BANCORP

                         By: /s/ Robert B. Sheppard

                         Its: Chairman, Human Resources

Committee





          EMPLOYEE:      /s/ Clayton C. Larson
                         Clayton C. Larson
                         2 La Pradera
                         Carmel, CA
                         93923